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                                                                    EXHIBIT 99.1

Contact:  Michele Feller
          HomeBase, Inc.
          949-442-5448

          Roger S. Pondel
          Pondel/Wilkinson Group
          310-207-9300


                                                           FOR IMMEDIATE RELEASE


             HOMEBASE COMPLETES $250 MILLION CREDIT LINE AGREEMENT


          Irvine, California - December 6, 1999 - HomeBase, Inc. (NYSE:HBI) today announced that it has completed an agreement for a new senior secured five-year $250 million revolving line of credit facility, led by BankBoston Retail Finance Inc. This replaces the company's former senior secured $105 million credit facility.

          The company announced on November 16, 1999 that it had obtained an underwritten commitment for the expanded credit line, which includes fewer financial restrictions than the former facility and permits HomeBase to initiate a securities repurchase program.

          The company previously announced that the new credit line would also be used, in part, to help finance the creation of a new merchandising concept, which would serve as an expansion vehicle for the company.

     "This financing provides us with increased flexibility to continue to improve our core business as well as to pursue new avenues of growth," said Allan Sherman, president and chief executive officer. "With our new credit facility in place, we are also now free to begin repurchasing HomeBase common stock and convertible notes, which we believe are currently undervalued."

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The board of directors has authorized the company to spend up to $20 million to repurchase HomeBase common stock and 5.25% convertible subordinated notes from time to time in the open market, as market conditions warrant.

          Headquartered in Irvine, California, HomeBase, Inc. operates 88 home improvement warehouses, averaging 103,000 square feet, in 10 western states.

          Matters discussed in this press release include forward-looking statements that involve risks and uncertainties that could cause results to differ materially from those expressed. Such risks and uncertainties include, but are not limited to, the creation of a new merchandising concept; the ability to continue to improve its core business; the ability to repurchase common stock and convertible notes in the open market; the competitive marketplace and the factors set forth in the company's annual report on Form 10-K for the fiscal year ended January 30, 1999 under the heading "Risk Factors" and in the company's other filings with the Securities and Exchange Commission.


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